Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Comtech Telecommunications Corp.:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-143548, 333-125625 and 333-51708) of Comtech Telecommunications Corp. of our reports dated September 23, 2009, except as to Note 1, as to which the date is November 13, 2009, relating to the consolidated balance sheets of Comtech Telecommunications Corp. and subsidiaries as of July 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity and comprehensive income and cash flows, for each of the years in the three-year period ended July 31, 2009, and the related financial statement schedule, which report appears in this Current Report on Form 8-K of Comtech Telecommunications Corp. dated November 13, 2009 and the effectiveness of internal control over financial reporting as of July 31, 2009, which report appears in the July 31, 2009 annual report on Form 10-K of Comtech Telecommunications Corp. Our report on the Company’s consolidated financial statements referred to above contains an explanatory paragraph relating to the retroactive application of Financial Accounting Standards Board Staff Position No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement),” which became effective August 1, 2009.

Melville, New York
November 13, 2009